As filed with the Securities and Exchange Commission on July 9, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Signal Genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-1187261 (I.R.S. Employer Identification Number)

Signal Genetics, Inc.
667 Madison Avenue, 14th Floor
New York, New York 10065
212-486-0040
(Address of Principal Executive Offices)

SIGNAL GENETICS, INC. 2014 STOCK INCENTIVE PLAN
 (Full title of the plan)

Samuel D. Riccitelli
President and Chief Executive Officer
Signal Genetics, Inc.
667 Madison Avenue, 14th Floor
New York, New York 10065
212-486-0040
(Name, address and telephone number (including area code) of agent for service)

Copy to:

Daniel I. Goldberg, Esq.
Reed Smith LLP
599 Lexington Avenue
New York, NY  10022
Telephone: (212) 521-5400
Facsimile: (212) 521-5450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share, issuable under the Signal Genetics, Inc. 2014 Stock Incentive Plan	1,245,399 shares	$7.00	$8,717,793	$1,123

(1)  This Registration Statement covers 1,245,399 shares of common stock, par value $0.01 per share (the “Common Stock”) of Signal Genetics, Inc. (the “Company”), being newly registered hereunder and issuable pursuant to the newly established Signal Genetics, Inc. 2014 Stock Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or sold under the Plan by reason of any substitutions or adjustments to shares to account for any change in capitalization, including any stock dividend, stock split, reverse stock split, split up, spin-off, recapitalization, or other distribution of stock or property of the Company, combination or exchange of shares or common stock, dividend in kind, or other like change in capital structure.

(2)  Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee.  The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock of the Company as reported on The NASDAQ Capital Market on July 2, 2014 ($7.00), in accordance with Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents to be sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), and the instructions to Form S-8, such documents are not being filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)           the Company’s Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on June 19, 2014, relating to the registration statement on Form S-1, as amended (File No. 333-194668), containing audited financial statements of the Company for the latest period for which such statements have been filed; and

(b)           the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-36483), filed with the Commission on June 6, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement.  Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.  Unless expressly incorporated by reference into this Registration Statement, a report (or portion thereof) “furnished” under Item 2.02 or 7.01 of Form 8-K and not deemed filed under such provisions shall not be incorporated by reference into this Registration Statement.

Item 4.  Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s certificate of incorporation and bylaws provide for indemnification of any person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered by and expenses (including attorneys’ fees) reasonably incurred.  This right to indemnification includes the right to be paid the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition; provided, however, that, to the extend required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.  The indemnification provided by the Company’s certificate of incorporation and bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, the certificate of incorporation, agreement, vote of uninvolved stockholders or disinterested directors or otherwise.

The Company has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them.  The Company has also entered into separate indemnification agreements with directors and officers which, among other things, require the Company to indemnify directors and officers for any and all expenses (including attorneys’ and experts’ fees, court costs, transcript costs, witness costs, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, and delivery service fees), damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under the indemnification agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any claim in connection with any action or proceeding arising out of their services as one of the Company’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request; provided the person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the applicable indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibits Index which immediately follows the signature page hereto.

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 9, 2014.

SIGNAL GENETICS, INC.

By:	/s/ Samuel D. Riccitelli
Samuel D. Riccitelli
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Signal Genetics, Inc. hereby appoints Samuel D. Riccitelli as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, with full power to act alone, to sign on his behalf and in the capacity set forth below, any and all amendments and post-effective amendments and supplements to this Registration Statement on Form S-8 and to file each such amendment and post-effective amendment and supplements to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary or appropriate to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Samuel D. Riccitelli	/s/ Robert Johnson
Samuel D. Riccitelli	Robert Johnson
President, Chief Executive Officer and Director	Chief Financial Officer and Chief Accounting Officer
Dated: July 7, 2014	Dated: June 30, 2014

Directors:

/s/ Bennett S. LeBow	/s/ David A. Gonyer
Bennett S. LeBow, Chairman	David A. Gonyer
Dated: June 26, 2014	Dated: July 1, 2014

/s/ Douglas A. Schuling	/s/ Dr. Robin Smith
Douglas A. Schuling	Dr. Robin L. Smith
Dated: July 1, 2014	Dated: July 2, 2014

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1 filed March 19, 2014) (Registration No. 333-194668)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1 filed March 19, 2014) (Registration No. 333-194668)

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed March 19, 2014) (Registration No. 333-194668)

4.4	Signal Genetics, Inc. 2014 Stock Incentive Plan*

4.5	Form of Stock Option Grant Agreement under the 2014 Stock Incentive Plan*

4.6	Form of Restricted Stock Unit Grant Agreement under the 2014 Stock Incentive Plan*

5.1	Opinion of Reed Smith LLP*

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Reed Smith LLP (See Exhibit 5.1 above)*

24.1	Power of Attorney of certain Officers and Directors of the Company (included on signature page)*

*Filed herewith.